Galaxy Gaming, Inc. SC 13D

Exhibit 99.1

Tice Brown

PO Box 20907

New York, NY 10009

March 16, 2022

Galaxy Gaming, Inc.	Via Federal Express Overnight
6480 Cameron Street, Suite 305	and email to investors@galaxygaming.com

Las Vegas, NV 89118

Attention: Secretary of the Corporation

RE:	Notice of Nomination of Director and Stockholder Proposal

Ladies and Gentlemen:

I personally own 965,851 shares of Galaxy Gaming, Inc. (the “Company”) or approximately 4.3% of shares outstanding worth approximately $4mm. I am extremely excited about Galaxy’s current business, and believe it has an exceptionally bright future. You and the management team have done an extraordinary job of operational management of this extraordinary business. I believe that I would be a valuable addition to the Board of Directors.

I currently serve as the Chairman of the Board of Directors of PharmChem, Inc., and have extensive experience in public markets investing and debt financing. I am a graduate of Harvard College and Harvard Law School. I have spent my career analyzing financial statements and managing financial businesses, and have managed Woodmont Partners, a family office of personally-owned public and private investments focused on real estate and small operating businesses across the South and Midwest, since 2014.

I believe that I am in a unique position to address a few concerns that I have with the way the Company is currently being governed, including:

Option Grant Dilution

I am concerned with the degree of dilution that has been experienced by stockholders over the last few years. I believe in the near- to medium-term, this business will have an equity market valuation a significant multiple higher than current prices. As such, these issuances of equity come at very painful cost of equity capital to stockholders. I think much of the current undervaluation of the Company stems from stockholder discomfort with this equity issuance.

I have been anxious to see that, since the last Form 10-Q was filed just a few months ago, nearly 2.5% of the Company has been granted to a new board member, the current CFO, CEO, and currently serving Board members.

Mr. Lipparelli owns options on more than 8% of shares outstanding. Mr. Cravens similarly owns more than 5%. These were almost entirely awarded as compensation. At this point, I believe all management involved will increase their wealth much more by maximizing stockholder value rather than by continuing to pay out new option grants.

Premature Sale

I am acutely concerned about the risk of the Company selling itself in the next few years (unless it’s for at least 5x or 10x the current market price). Management obviously has a different set of incentives than shareholders in a sale, as they could benefit from very favorable employment opportunities in an acquiring company. However, I believe if the Company were able to be left to grow independently, the value to stockholders could be tremendously higher over 3-5 years.

Classified Board

On February 13, 2020, the Company amended and restated their Bylaws to include a number of measures that limit the power of stockholders to participate in the management of the Company, including implementing a classified Board. I believe that a classified Board is detrimental to the welfare of the Company, as it reduces the accountability of the Board to their Stockholders.

Cheryl Kondra

I specifically have grave concerns about the Company’s recent appointment of Cheryl Kondra to the Board of Directors. Despite her previous experience in gaming, currently Ms. Kondra serves as the Vice President of Internal Audit at Tractor Supply Company, an industry which is unrelated to the services provided by the Company. Ms. Kondra’s Board of Directors Services Agreement granted her an eye-popping signing bonus of 75,000 restricted shares of the Company’s Common Stock, as well as ongoing grants.

Of course a business needs to pay its management and board. But if at all possible, this payment needs to come in the form of cash compensation when the company’s equity is trading at such a steep discount to fair value.

When elected, I will serve as a director for free, and will not accept any compensation in cash, shares, or options from the Company.

For the above reasons, I am submitting the following notice to nominate myself to the Board of Directors, and a proposal requesting that the Board of Directors declassify the Board.

NOTICE OF NOMINATION AND PROPOSAL

In accordance with the requirements (the “Bylaw Requirements”) of Article II, Section 2.12 and Section 2.13 of the Bylaws (the “Bylaws”) 1 of Galaxy Gaming, Inc., a Nevada corporation (the “Company”), Tice P. Brown (“Tice Brown”) submits this notice (together with the Attachments hereto, which Attachments are incorporated herein by reference, this “Notice”) in connection with the Company’s 2022 Annual Meeting of Stockholders or a Special Meeting of Stockholders (whether in lieu of an annual meeting or otherwise) that includes the election of directors (in each case including any adjournments, postponements or other delays thereof, the “2022 Annual Meeting”). Tice Brown hereby (i) nominates Tice Brown (in such capacity, the “Nominee”) for election as a director of the Company to serve for a term expiring at the Company’s 2025 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal (the “Nomination”) and (ii) notifies the Company that he intends to submit a proposal at the 2022 Annual Meeting to request that the Company’s Board of Directors take the steps necessary to reorganize the Board of Directors into one class, with each director subject to election each year and to provide that this will not affect the unexpired terms of directors elected prior to the proposal’s implementation (the “Proposal”).

Tice Brown reserves the right to further nominate, substitute or add additional persons, or make additional stockholder proposals, in the event that (a) the Company purports to increase the number of directorships; (b) the Company makes or announces any changes to the Bylaws or takes or announces any other action that purports to have, or if consummated would purport to have, the effect of disqualifying the Nominee or any additional nominee nominated pursuant to clauses (a) or (b) of this paragraph or any business however proposed; or (c) the Nominee is unable or becomes unwilling for any reason to serve as a director. Additional nominations made pursuant to the preceding clauses (a) or (b) are without prejudice to the position of Tice Brown that any attempt by the Company to change the size of its board of directors (the “Board”) or disqualify the Nominee through amendments to the Bylaws or otherwise would constitute unlawful manipulation of the Company’s corporate machinery. Tice Brown reserves the right to nominate additional persons to fill any vacancies on the Board.

1 For purposes of this Notice, we have assumed that the Amended and Restated Bylaws filed as Exhibit 3.2 to the Company’s Form 8-K filed on February 14, 2020 are the operative Bylaws of the Company.

This Notice is submitted by Tice Brown. Tice Brown represents that he is beneficial owner of 965,851 shares of common stock, par value $.001 per share (the “Common Stock”), of the Company, of which 1,000 shares are in record position. The 964,851 shares of Common Stock beneficially owned and the 1,000 shares of Common Stock owned in record position by Tice Brown are referred to as the “Shares.” Tice Brown will update his notice to the Company in accordance with Article II, Section 2.13 of the Bylaws if necessary so that the information above is accurate as of the record date for notice of the 2022 Annual Meeting and as of the date that is ten business days prior to the 2022 Annual Meeting. The Shares are entitled to vote at the 2022 Annual Meeting.

Except as set forth in this Notice, Tice Brown has no information to disclose in response to the Bylaw Requirements. In certain instances in which a disclosure item is not applicable or no disclosure is required to be made pursuant to the Bylaw Requirements or Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a response may not have been provided in this Notice. The exhibits and any attachments thereto are incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the exhibits and all attachments thereto, should be deemed to be disclosed for all purposes of this Notice. All capitalized terms appearing in the exhibits and all attachments thereto that are not defined in such exhibits or attachments have the meanings given to them in the body of this Notice or the exhibits or attachments, as applicable.

To the knowledge of Tice Brown, there are 22,354,804 shares of Common Stock that may be voted at the 2022 Annual Meeting. This number is taken from the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2021. Tice Brown intends to vote all of the Shares in favor of the election of the Nominee to the Board and in favor of the Proposal.

Below please find the information required by the Bylaw Requirements.

INFORMATION CONCERNING THE PROPOSING PERSON

(Article II, Section 2.13(a)(iii))

(A) the name and address of each such Proposing Person, as they appear on the Corporation’s books, if applicable, or otherwise

Tice Brown’s name as it appears on the Company’s books is Tice Brown. His business address is PO Box 20907 New York, NY 10009, and his home address is 287 E Houston Street NY, NY 10002.

(B) the class and number of shares of stock of the Corporation which are owned of record by each such Proposing Person as of the date of the notice, and a representation that the Proposing Person will notify the Corporation in writing within five business days after the record date for such meeting of the class and number of shares of stock of the Corporation owned of record by such Proposing Person as of the record date for the meeting

Tice Brown owns shares of Common Stock beneficially and of record as set forth in the table below. Except as set forth in this Notice, Mr. Brown does not own any shares of Common Stock. No associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act, “Associates”) of Mr. Brown beneficially own any shares of Common Stock. Neither Mr. Brown nor any of his Associates own any shares of Common Stock of record that he does not own beneficially. Neither Mr. Brown nor any of his Associates hold any other securities of the Company. Mr. Brown has sole power to vote and dispose of the shares listed below.

Mr. Brown will notify the Company in writing within five business days after the record date for the 2022 Annual Meeting of the class and number of shares of stock of the Company owned of record as of the record date of the meeting.

Name	Number of Shares of Common Stock Owned of Record	Number of Shares of Common Stock Beneficially Owned in Street Name
Tice Brown	1,000	964,851

(C) a representation that the Proposing Person intends to appear in person or by proxy at the meeting to propose such nomination or business

Tice Brown intends to appear in person or by proxy at the 2022 Annual Meeting, including any adjournments, postponements or other delays thereof, to propose his nomination.

(D) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fid derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer

Tice Brown does not own any securities described in Section 2.13(a)(iii)(D) of the Bylaws.

(E) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation

There are no rights to dividends of the Shares owned by Tice Brown that are separated or separable from the underlying shares of the Corporation.

(F) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation

There is no material pending or threatened legal proceeding in which Tice Brown is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company.

(G) any other material relationship between such proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand

Except with respect to the beneficial ownership of the Shares, there are no material relationships between Tice Brown and the Company or any affiliate of the Company.

(H) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement)

Tice Brown has no direct or indirect material interest in any material contract or agreement between himself and the Company or an affiliate of the Company.

(I) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (D) through (I) are referred toas “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank

The solicitation for the Nomination and the Proposal will be made by Tice Brown. Proxies may be solicited by mail, press releases and other public statements, electronic communications, telephone, fax, internet and in-person meetings, as and to the extent permitted by applicable law.

Tice Brown has retained InvestorCom to solicit proxies in connection with the 2022 Annual Meeting. InvestorCom may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries and will employ approximately 25 people in its effort. Tice Brown has agreed to reimburse InvestorCom for its reasonable expenses and to pay its fees in connection with the proxy solicitation. Tice Brown has also agreed to indemnify InvestorCom against certain liabilities arising out of or in connection with the engagement. It is currently expected that the fees payable to InvestorCom in connection with this proxy solicitation will not exceed $40,000.

In addition to the costs related to the engagement of InvestorCom, costs related to this solicitation of proxies include expenditures for printing, postage, legal services and other related items.

The entire expense of soliciting proxies is being borne by Tice Brown. Costs of this solicitation of proxies are currently estimated to be approximately $250,000 (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). Tice Brown estimates that through the date hereof his expenses in connection with this solicitation are approximately $75,000. To the extent legally permissible, if Tice Brown is successful in his proxy solicitation, then Tice Brown intends to seek reimbursement from the Company for the expenses he incurs in connection with this solicitation. The Board of Directors of the Company, which would include Tice Brown if he is elected, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its Stockholders. Tice Brown does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Tice Brown does not plan to employ regular employees of the Company to solicit proxies.

Tice Brown currently intends to deliver a proxy statement and form of proxy to a sufficient number of holders of shares of Common Stock to elect the Nominee and approve the Proposal. Mr. Brown reserves the right to change this intention at any time.

Tice Brown may be deemed to have an interest in the Nomination directly or indirectly through the record or beneficial ownership of shares of Common Stock and for the other reasons set forth in this Notice. The Nominee may be deemed to have an interest in his election to the Board by virtue of the compensation and indemnification that he will, or will be entitled to, receive from the Company if elected as a director. If elected, however, Tice Brown does not plan to seek or accept any compensation from the Company as a non-employee director.

Tice Brown may be deemed to have an interest in the Proposal directly or indirectly through the record or beneficial ownership of shares of Common Stock and for the other reasons set forth in this Notice.

Except as described in this Notice, there are no arrangements, agreements or understandings between or among Tice Brown and any other persons or entities in connection with the Nomination or Proposal. Except as described in this Notice, Mr. Brown will not receive additional compensation in connection with Nomination or Proposal.

Please see below under Certain Information Relating to Tice Brown for information on Mr. Brown’s present principal occupation or employment.

During the past ten years, Tice Brown has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Except as set forth in this Notice, neither Tice Brown nor any Associate owns beneficially, directly or indirectly, or of record but not beneficially, any securities of the Company, or any parent or subsidiary of the Company. The applicable Shares were acquired by Mr. Brown using his investment capital.

Tice Brown may be deemed to have the power to vote and dispose of the shares of Common Stock disclosed in this Notice that he may be deemed to beneficially own. The Shares are or may be held from time to time in margin accounts established with the respective brokers or banks of the applicable person or entity, and a portion of the purchase price for such shares may have been obtained through margin borrowing. Common Stock positions held in margin accounts may be pledged as collateral security for the repayment of debit balances in the margin accounts.

Except as set forth in this Notice, Tice Brown is not, nor has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies, consents or authorizations.

Except as set forth in this Notice, no Associate of Tice Brown owns any securities of the Company, or any parent or subsidiary of the Company.

Except as set forth in this Notice, neither Tice Brown nor any related person to Mr. Brown has any disclosable information under Item 404(a) of Regulation S-K, and neither Tice Brown nor any related person to Mr. Brown (a) is either a party to any transaction or series of transactions since the beginning of the Company’s last fiscal year, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a participant; (ii) in which the amount involved exceeds $120,000; and (iii) in which Mr. Brown or any related person to Mr. Brown had, or will have, a direct or indirect material interest; or (b) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter presently expected by Mr. Brown to be acted upon at the 2022 Annual Meeting.

The Nominee, if elected, will be entitled to receive compensation, if any, paid by the Company to its non-employee directors. If elected, however, Tice Brown does not plan to seek or accept any compensation from the Company as a non-employee director.

Tice Brown believes that the Company may maintain, at its expense, a policy of insurance that insures its directors and officers. The Bylaws also contain provisions that provide for indemnification of directors to the fullest extent permitted by applicable law. Mr. Brown expects, if elected, he will be indemnified for service as a director of the Company to the same extent that indemnification is provided to the current directors of the Company under the Bylaws. Mr. Brown also believes that, upon election, he will be covered by the Company’s director and officer liability insurance, if any.

Except as set forth in this Notice, the Nominee will not receive any compensation to serve as a nominee or, if elected, as a director of the Company.

Except as set forth in this Notice, neither Tice Brown nor any Associate of Tice Brown has any arrangements or understandings with any person or persons with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Except as set forth in this Notice, there are no material proceedings in which the Nominee or any of his Associates is a party adverse to the Company or any of its subsidiaries, or material proceedings in which the Nominee or any of his Associates has a material interest adverse to the Company or any of its subsidiaries.

Except as set forth in this Notice, there are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, disclosable under Item 103(c)(2) of Regulation S-K with respect to Tice Brown.

Except as set forth in this Notice, (a) no occupation or employment is or was, during such period, carried on by the Nominee with the Company or any corporation or organization that is or was a parent, subsidiary or other affiliate of the Company; and (b) the Nominee has never served on the Board.

Except as set forth in this Notice, there are no arrangements or understandings between the Nominee and any other party pursuant to which the Nominee was or is to be selected as a director or nominee, as applicable.

Except as set forth in this Notice, there are no arrangements or understandings between the Nominee and any other party with respect to the Proposal.

Except as set forth in this Notice, there are no family relationships between the Nominee and any director or executive officer of the Company.

During the last ten years, the Nominee was not involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of any such Nominee to become a director of the Company.

During no portion of the Company’s most recent fiscal year was Tice Brown the beneficial owner of more than 10 percent of the Common Stock. To the knowledge of Tice Brown, he did not fail to file on a timely basis any reports required by Section 16(a) of the Exchange Act during the Company’s most recent fiscal year or any other applicable prior fiscal years.

Except as set forth in this Notice, Tice Brown has no knowledge of any facts that would prevent the determination that he is an independent director under Rule 4200(a)(15) of The Nasdaq Stock Market, Inc., the standard set forth in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders.

Except as set forth in this Notice, neither Tice Brown nor any Associate of Tice Brown has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of, or with respect to, the Company that is required to be disclosed under, or is subject to any arrangement described in, Item 402 of Regulation S-K.

Except as set forth in this Notice, Tice Brown is not aware of any other arrangements pursuant to which any director of the Company was to be compensated for services during the Company’s last fiscal year.

Except as set forth in this Notice, there are no interlocking relationships that would have required disclosure under Item 407(e)(4) or (e)(5) of Regulation S-K had the Nominee been a director of the Company.

Except as set forth in this Notice, there are no relationships or dealings between the Nominee and the Company or any of its subsidiaries, affiliates, directors, officers or agents.

(Article II, Section 2.13(a)(iv))

(A) the class and number of shares of stock of the Corporation which are beneficially owned (as defined below) by such Proposing Person and by any control person as of the date of the notice, and a representation that each Proposing Person will notify the Corporation in writing within five business days after the record date for such meeting of the class and number of shares of stock of the Corporation beneficially owned by such Proposing Person and by any control person as of the record date for the meeting,

Please see above for the information required by Section 2.13(a)(iv)(A). Tice Brown is an individual, as such, there is no Control Person with respect to Tice Brown.

(B) a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such Proposing Person or control person and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule13D is applicable to any Proposing Person or control person) and a representation that each proposing Person will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting,

Other than as disclosed elsewhere in this Notice, Tice Brown has no disclosure under Section 2.13(a)(iv)(B). Mr. Brown will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting,

(C) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of each Proposing Person’s notice by, or on behalf of, such Proposing Person and by any control person or any other person acting in concert with any of the foregoing, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the Corporation’s stock, or maintain, increase or decrease the voting power of the Proposing Person with respect to shares of stock of the Corporation, and a representation that each Proposing Person will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting

Other than the information disclosed elsewhere in this Notice, Tice Brown has not entered into any agreement, arrangement or understanding described in Section 2.13(a)(iv)(C). Tice Brown will notify the Company in writing within five business days after the record date for the 2022 Annual Meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting

(D) a representation that (i) No Proposing Person or control person has ever been (a) denied a gaming license, or(b) found to be unsuitable, rejected or disqualified in any capacity by a gaming authority in any jurisdiction, or (c) found unsuitable to be associated or involved with the Corporation by the Corporations compliance committee, and that (ii) each Proposing Person and control person engaged in or subject to any investigative process of any gaming authority in any jurisdiction is participating in such process in good faith

Tice Brown has never been denied a gaming license, or found to be unsuitable, rejected or disqualified in any capacity by a gaming authority in any jurisdiction, or found unsuitable to be associated or involved with the Company by the Company’s compliance committee. As of the date this Notice, Mr. Brown is not engaged in or subject to any investigative process of any gaming authority in any jurisdiction.

Please note that, as part of this notice of nomination, Tice Brown is prepared to complete and submit the appropriate forms and information to the applicable regulatory authorities for the purposes of being investigated and found suitable as a director and/or as a stockholder of the Corporation.

(E) a representation as to whether the Proposing Person or any control person will engage in a solicitation with respect to the nomination or business and, if so, the name of each participant (as defined in the definition of “Proposing Person”) in such solicitation and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to approve or adopt the business to be proposed (in person or by proxy) by the Proposing Person

Tice Brown will engage in a solicitation with respect to the Nomination and Proposal. Tice Brown is the only participant in the Nomination and Proposal, and intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding stock required to approve or adopt the Nomination and Proposal.

Certification of Compliance (Article II, Section 2.13(a)(v))

A certification that Tice Brown has complied with all applicable federal, state and other legal requirements in connection with his acquisition of shares of capital stock or other securities of the Company and/or Mr. Brown’s acts or omissions as a stockholder of the Company, including, without limitation, in connection with his nomination is attached as Exhibit D.

THE NOMINATION

(Article II, Section 2.13(a)(i))

(A) as to each person whom the Proposing Person proposes to nominate for election or re-election as a director (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.13(a)(iii), (a)(iv) and(a)(v) as if such candidate for nomination were a Proposing Person

Please see above for the information required by Section 2.13(a)(iii), (a)(iv) and(a)(v).

(B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected)

Consent to Being Named in the Proxy Statement

Tice Brown has consented to being named in a proxy statement as a nominee and to serve as a director of the Company if elected. A copy of the signed consent of the Nominee is attached as Exhibit B.

Transactions in the Securities of the Company

Set forth on Exhibit C is information regarding all purchases and sales of the securities of the Company by the Nominee during the two years preceding the date of this Notice. Except as set forth in this Notice, none of the purchase price or market value of the securities listed on Exhibit C is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Certain Information Relating to Tice Brown

The following information constitutes certain information relating to Tice Brown that would be required to be disclosed in solicitations of proxies for election of directors, or would otherwise be required, in each case pursuant to Regulation 14A under the Exchange Act and that is not otherwise set forth in this Notice. Please see above for additional information which may be disclosable under Article II, Section 2.13(a)(i)(B) of the Bylaws.

Tice P. Brown

Tice P. Brown, age 34 at the time of this Notice, is a lawyer and private investor. Mr. Brown graduated from Harvard with an undergraduate degree in Chemistry in 2010 and from Harvard Law School with a J.D. in 2013. Currently, and since 2016, Mr. Brown is self-employed and manages, a portfolio of public and private investments focused on real estate and small operating businesses across the South and Midwest under the name of Woodmont Property Partners. Before his work with Woodmont Property Partners, Mr. Brown was an investor and served as a research analyst. Along with a background in Chemistry and Law, Mr. Brown brings experience in public markets investing and debt financing to the Board. Mr. Brown has completed the CFA Charterholder program, passing all 3 exams, and has spent his career analyzing financial statements and managing financial businesses. Since August 31, 2021, Mr. Brown has served as the Chairman of the Board of Directors of PharmChem Inc., a privately held pharmaceutical company which offers the PharmChek Sweat Patch Device for use by its customers to test for drugs of abuse. Except as otherwise disclosed, none of the Companies at which Tice was employed in the last five years is a parent, subsidiary, or other affiliate of the registrant. Tice Brown is a citizen of the United States of America.

Tice Brown believes that his board experience and extensive financial expertise would be of substantial value to the Board.

(C) a description of any direct or indirect material interest in any material contract or agreement between or among any Proposing Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant

Article II, Section 2.13(a)(i)(C) is not applicable as Tice Brown is nominating himself.

(D) a completed and signed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination;

The undersigned was unable to locate a questionnaire for director nominees on the Company’s website. A copy of a signed standard format Questionnaire of the Nominee is attached as Exhibit A. If the Company prefers a different form, please provide one as soon as possible to the undersigned via email at tice@snyderbrown.com, and confirm its delivery by telephone at (870) 612-2605.

THE PROPOSAL

(Article II, Section 2.13(a)(ii))

(ii) as to any other business that the Proposing Person proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such Proposing Person;

Tice Brown proposes to submit for a vote at the 2022 Annual Meeting a proposal substantially in the form below. Tice Brown proposes to request that the Company’s Board of Directors take the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year and to provide that this reorganization will not affect the unexpired terms of directors elected prior to the Proposal’s implementation.

Tice Brown is submitting the Proposal because he believes that annual elections foster board accountability and considers adoption of a declassified board structure a corporate governance “best practice”, as well as providing a greater voice to Stockholders, which Mr. Brown believes will increase the Company’s performance to the benefit of the Stockholders.

Other than through his Shares and his potential nomination to the Board of Directors, Tice Brown does not have a substantial interest in the Proposal within the meaning of Item 5 of Schedule 14A under the Exchange Act.

The text of the proposal and supporting comments, including the text of the resolutions proposed for consideration, which Tice Brown proposes to submit for a vote by the Company’s Stockholders,, is set forth below.

 PROPOSAL NO. [ ] — ELECT EACH DIRECTOR ANNUALLY

“RESOLVED, that stockholders of Galaxy Gaming, Inc. (the ‘Company’) request that the Board of Directors of the Company (the ‘Board’) take all necessary steps to eliminate the classification of the Board and to require that all directors elected by the stockholders be elected on an annual basis commencing with the first annual meeting of stockholders for the election of directors occurring after the elimination of the classification of the Board, provided that the unexpired terms of directors elected prior to the proposal’s implementation will not be affected.”

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director stockholders have far less control over who represents them.”

Annual elections are widely viewed as a corporate governance best practice. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value. The vast majority of companies in the S&P 500 and Russell 1000 indexes elect all board members annually.

Through an amendment to the Company’s Bylaws, the Board classified the Board in 2020 without stockholder approval. , Through the amended Bylaws, the Board is currently divided into three classes serving staggered three-year terms. It is my belief that the classification of the Board is strong proof that the Board is not acting in the best interest of stockholders. A classified board protects the incumbents, which in turn limits accountability to stockholders.

OTHER INFORMATION

The information included in this Notice represents the knowledge of Tice Brown as of the date of this Notice. Mr. Brown reserves the right, if such information is or becomes inaccurate, or to the extent that any applicable information has been omitted from this Notice, to provide corrective or supplemental information to the Company as soon as reasonably practicable. Except as otherwise stated in this Notice, Mr. Brown does not commit to update any information that may change from and after the date of this Notice.

Tice Brown understands that certain information regarding the 2022 Annual Meeting (including, without limitation, the record date and the date, time and place of the 2022 Annual Meeting) and the Company (including, without limitation, its various Board committees, stockholder proposal deadlines, the beneficial ownership of the Company’s securities and terms of the Company’s material agreements) will be set forth in the Company’s proxy statement for the 2022 Annual Meeting and in other materials prepared by the Company. To the extent that the Company believes that any such information is required to be set forth in this Notice, Mr. Brown refers the Company to such documents and materials. Mr. Brown accepts no responsibility for any information set forth in any document not prepared by Mr. Brown.

The Company disclosed on March 8, 2022 that “its meeting of Stockholders will be held virtually on June 1, 2022, for stockholders of record as of April 6, 2022. The Notice of Stockholders Meeting will be provided to stockholders of record as of April 6, 2022, in accordance with applicable statutes and regulations.”

If this Notice is deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of the Nominee at the 2022 Annual Meeting, or if the Nominee is unable to serve for any reason, this Notice will continue to be effective with respect to any replacement nominee selected by Tice Brown.

Tice Brown reserves the right to give further notice of additional nominations, or additional proposals, for the 2022 Annual Meeting or any other meeting of the Company’s Stockholders.

Neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of Tice Brown to the Company from and after the date of this Notice will be deemed to constitute (a) an admission by Mr. Brown or any of his affiliates (i) that this Notice or any such information is required or is in any way defective; or (ii) as to the legality or enforceability of any notice requirement or any other matter, including, without limitation, the Bylaw Requirements or any other any provision of the Bylaws; or (b) a waiver by Mr. Brown or any of his affiliates of the right, in any way, to contest or challenge the validity or enforceability of (i) any notice requirement or any other matter (including, without limitation, actions taken by the Board in anticipation, or following receipt, of this Notice); or (ii) any determination made by the Company, the Board or any individual designated as the presiding officer of the 2022 Annual Meeting with respect to this Notice, the subject matter of this Notice or the conduct of the 2022 Annual Meeting.

This Notice has been prepared and delivered in accordance with the Bylaw Requirements. Tice Brown believes that this Notice is (a) sufficient to provide adequate notice and information to the Company regarding the Nomination and the Proposal; and (b) complies with all notification and other requirements applicable to the Company, if any. If, for any reason, the Company, the Board or any individual designated as the presiding officer of the 2022 Annual Meeting believes otherwise, then Mr. Brown requests that he be notified of such belief immediately so that he may consider such matters and challenge, supplement, amend or attempt to amend this Notice as may be appropriate, or take any other action available to him under applicable law. In such an event, please immediately call Mr. Brown as directed below.

Please direct any questions regarding the information contained in this Notice to Tice Brown at 870-612-2605 or by email at tice@snyderbrown.com.

Very truly yours,

Tice P. Brown

/s/ Tice Brown
Tice P. Brown

EXHIBIT A

QUESTIONNAIRE

(see attached)

[Submitted to the Company]

EXHIBIT B

NOMINEE CONSENT

(see attached)

[Submitted to the Company]

EXHIBIT C

TRANSACTIONS BY THE NOMINEE

All of the below transactions in the Company’s securities took place on the open market.

[Submitted to the Company]

EXHIBIT D

CERTIFICATION

(see attached)

[Submitted to the Company]